Exhibit 5.1

[Letterhead of M&T Bank Corporation]

April 4, 2022

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14240

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) of M&T Bank Corporation (the “Corporation”) related to the registration of 44,000 shares of the Corporation’s common stock, par value $0.50 per share (“Common Stock”), that may be offered or sold under the People’s United Bank, N.A. 401(k) Employee Savings Plan Sixth Amendment and Restatement (as amended, the “Legacy People’s United 401(k) plan”), which was assumed by the Corporation in connection with the Merger (defined below), if participants elect to invest in the shares of the Corporation’s Common Stock through the Legacy People’s United 401(k) plan during payroll periods between (i) the effective date of the merger of Bridge Merger Corp., a Delaware corporation and a direct, wholly owned subsidiary of M&T (“Merger Sub”), with and into People’s United Financial, Inc., a Delaware corporation (“People’s United”), with People’s United as the surviving entity (the “Merger”), pursuant to and in accordance with the Agreement and Plan of Merger, dated as of February 21, 2021, by and among the Corporation, People’s United and Merger Sub, as amended, and (ii) the merger of such Legacy People’s United 401(k) plan with the Corporation’s existing 401(k) plan(s). The shares of Common Stock of the Corporation to which the Registration Statement relates, as further described in the Registration Statement, are referred to herein as the “Registered Common Stock.”

I have been requested to furnish an opinion to be included as Exhibit 5.1 to the Registration Statement. In conjunction with the furnishing of this opinion, I or attorneys under my supervision have examined such corporate documents and have made such investigation of matters of fact and law as I have deemed necessary to render this opinion.

This opinion is rendered in my capacity as Senior Executive Vice President and General Counsel of the Corporation and is limited to matters governed by the Federal laws of the United States of America and the Business Corporation Law of the State of New York. This opinion speaks as of today’s date, does not address any matters other than those expressly stated herein, and is limited to present statutes, regulations and judicial interpretations. In rendering this opinion, I assume no obligation to revise or supplement this opinion should present laws, regulations or judicial interpretations be changed by legislative or regulatory action, judicial decision or otherwise.

Based upon such examination and investigation, and upon the assumption that there will be no material changes in the documents examined and matters investigated and that at the time of issuance there will be authorized but unissued shares of Common Stock available to the Corporation in sufficient amounts, I am of the opinion that the shares of Registered Common Stock referred to above have been duly authorized by the Corporation and that, when duly issued as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the references therein to my name and this opinion. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Laura P. O’Hara
Laura P. O’Hara Senior Executive Vice President and General Counsel